Exhibit 10.3

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), dated as of November 1, 2017, is entered into by and among Life Storage, Inc., a Maryland corporation and Life Storage LP, a Delaware limited partnership (collectively the “Company”), and Paul T. Powell (the “Employee”).

1.Employment Term.  The Employee and the Company agree that the term of Employee’s employment will end effective December 31, 2017 (the “Mutual Employment End  Date”) as a result of the Employee’s and the Company’s mutual agreement.  Further, the Company and the Employee agree that as of November 1, 2017, the Employee will and hereby does resign as the Chief Investment Officer of the Company.

2.Benefits.  Subject to Section 3 of this Agreement, the Employee shall be entitled to receive and the Company shall pay and provide the Employee with the following compensation and benefits, less any tax or other legally required withholdings:

(a)The Company will pay the Employee the balance of the Employee’s 2017 salary in accordance with the Company’s regular pay practices and other benefits through the end of 2017 in accordance with past practices;

(b)Within five (5) days of the Mutual Employment End Date, the Company shall pay the Employee Three Hundred Forty Thousand Dollars ($340,000), in the lump sum;

(c)The Employee shall continue to be eligible for a bonus, if any, pursuant to the Company’s Annual Incentive Compensation Plan for senior executives based upon employment with the Company in 2017 and the performance metrics under such plan, with any such bonus to be paid in 2018 consistent with past practices of the Company;

(d)On the Mutual Employment End Date, the additional restricted stock described in Exhibit A shall vest to the same extent as if the Employee had remained in the employment of the Company through December 31, 2018;

(e)On the Mutual Employment End Date, the Employee shall be vested in the fraction of the number of shares in which the Employee would be entitled to under the performance grants set forth in Exhibit B to the same extent as of the Employee had remained in the employment of the Company through December 31, 2018 and the Employee’s employment  then terminated for a reason resulting in the vesting of shares, as set forth in Exhibit B;

(f)The Company shall continue to pay the premiums for the Employee’s participation in the Company’s group health plan, subject to normal employee contributions, through December 31, 2018, consistent with past practices; and

(g)The Company shall continue to permit the Employee to be eligible, at his sole cost and without any reimbursement by the Company, in the Company’s group health plan through December 31, 2019, to the extent permitted by applicable law and the Company’s plans.

2.Survival of Covenants under Employment Agreement and Other Matters.  The Company and the Employee agree that as of the Mutual Employment End Date, the Employee’s employment under the Employment Agreement dated as of October 22, 1999 among the Company and the Employee (as such agreement was amended and restated as of January 1, 2009) (the “Employment Agreement”) is and shall be terminated and that the parties shall have no further rights and obligations thereunder, except that the Employee’s obligations under Section 6(a)(i) of the Employment Agreement shall continue and be extended through December 31, 2018 and the other obligations of the Employee under Section 6 of the Employment Agreement shall continue and survive in accordance with their terms.    The Employee also agrees that he will at the request of the Chief Executive Officer of the Company provide advice to the Company during 2018 related to joint ventures and acquisitions.

3.Release.  In connection herewith, the Employee shall execute and deliver to the Company a standard release whereby, among other matters, the Employee releases the Company for any claims reacting to the Employee’s employment, including claims with respect to discrimination.  As matter of applicable law, the Employee has the right to revoke such release within seven (7) days of signing it.  Thus, this Agreement shall only be effective on the eighth (8th) day following the Employee’s execution of such release, provided the release has not been revoked.

4.Miscellaneous.  This Agreement supersedes any prior agreements and understandings between the parties related to the matters set forth herein and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.  This Agreement shall be governed by and construed according to the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement the day and year first set forth above.

LIFE STORAGE, INC.

By:	/s/ David L. Rogers
Name:	David L. Rogers
Title:	Chief Executive Officer

/s/ Paul T. Powell
Paul T. Powell

LIFE STORAGE LP

By	LIFE STORAGE HOLDINGS INC.
General Partner

By:	/s/ David L. Rogers
Name:	David L. Rogers
Title:	Chief Executive Officer

EXHIBIT A

RESTRICTED SHARES
Grant Date	Number of Shares Initially Awarded	Number of Shares Vested at 12/31/2017	Number of Additional Shares to Vest on Mutual Employment End Date	Number of Shares Being Forfeited

8/6/2013	7,324	5,859.2	1,464.8	0

12/24/2014	2,986	2,986	0	0

12/17/2015	3,176	2,116	1,060	0

12/22/2016	3,878	1,292	1,292	1,294

2/22/2017	1,789	0	357	1,432

EXHIBIT B

PERFORMANCE SHARES
Grant Date	Target Number of Performance Shares	Performance Period	Number of Full Calendar Months Elapsed During 36 Month Performance Period Through December 31, 2018	Percentage of Shares to Vest*

12/24/2014	2,986	12/25/2014 to 12/24/2017	36	100%

12/17/2015	3,176	12/18/2015 to 12/17/2018	36	100%

12/22/2016	3,878	12/23/2016 to 12/22/2019	24	66.67%

2/22/2017	1,789	2/23/2017 to 2/22/2020	22	61%

*  The actual number of shares to be awarded to be based upon Company performance through the end of the applicable Performance Period